Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-184225

Arrow Electronics, Inc.

Pricing Term Sheet

February 12, 2013

3.00% Notes due 2018

4.50% Notes due 2023

Issuer:	Arrow Electronics, Inc.
Trade Date:	February 12, 2013
Settlement Date:	February 20, 2013 (T+5)
Ratings:	Moody’s: Baa3 (stable) / S&P: BBB- (stable)

	2018 Notes	2023 Notes

Title	3.00% Notes due 2018	4.50% Notes due 2023
Principal Amount:	$300,000,000	$300,000,000
Maturity:	March 1, 2018	March 1, 2023
Coupon:	3.00% per annum, accruing from February 20, 2013	4.50% per annum, accruing from February 20, 2013
Price to Public:	99.481%	99.202%
Yield to Maturity:	3.112%	4.600%
Spread to Benchmark Treasury:	T + 225 bps	T + 262.5 bps
Benchmark Treasury:	0.875% due January 31, 2018	1.625% due November 15, 2022
Benchmark Treasury Spot/Yield:	100-02/0.862%	96-29/1.975%
Interest Payment Dates:	March 1 and September 1, commencing September 1, 2013	March 1 and September 1, commencing September 1, 2013
Redemption:
Make-Whole Call:	T + 35 basis points	Prior to December 1, 2022, at T+ 40 basis points
Par Call:	not applicable	On or after December 1, 2022, at par
Denominations:	$2,000 and higher multiples of $1,000	$2,000 and higher multiples of $1,000
CUSIP/ISIN:	042735 BB5 / US042735BB59	042735 BC3 / US042735BC33
Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman, Sachs & Co.
Senior Co-Managers:	BNP Paribas Securities Corp. Wells Fargo Securities, LLC
Co-Managers:	HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBS Securities Inc. Scotia Capital (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the notes will be made against payment therefor on February 20, 2013, which will be the fifth business day following the trade date (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange

Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than three business days prior to February 20, 2013 will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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